Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE
among

NOKIA CORPORATION,
as Issuer

and

THE BANK OF NEW YORK MELLON,
acting through its London Branch
as Trustee

and

THE BANK OF NEW YORK MELLON,
acting through its London Branch
as Paying Agent

Dated as of June 12, 2017

to the Indenture between

NOKIA CORPORATION,
as Issuer

and

THE BANK OF NEW YORK MELLON,
acting through its London Branch
as Trustee

Dated as of June 12, 2017

$500,000,000 initial aggregate principal amount of Senior Notes due 2022

$500,000,000 initial aggregate principal amount of Senior Notes due 2027

NOKIA CORPORATION

Reconciliation and tie between Trust Indenture Act of 1939, as amended by the Trust Indenture Reform Act of 1990, and Base Indenture, dated June 12, 2017, as supplemented by the Supplemental Indenture dated June 12, 2017 (together with the Base Indenture, the “Indenture”). Unless otherwise specified, references to the sections in the Indenture are to the Base Indenture.

Trust Indenture Act Section	Indenture Section
§ 310(a)(1)	5.08
(a)(2)	5.08
(a)(3)	Not applicable
(a)(4)	Not applicable
(b)	5.09
(c)	Not applicable
§ 311(a)	5.05
(b)	5.05
(c)	Not applicable
§ 312(a)	3.07
(b)	3.08
(c)	3.08
§ 313(a)	3.10
(b)	3.10
(c)	3.10
(d)	3.10
§ 314(a)	3.09
(b)	Not applicable
(c)(1)	3.06 and 10.05
(c)(2)	3.06 and 10.05
(c)(3)	Not applicable
(d)	Not applicable
(e)	3.06 and 10.05
(f)	Not applicable
§ 315(a)	5.01
(b)	4.10
(c)	5.01
(d)	5.01
(d)(1)	5.01
(d)(2)	5.01
(d)(3)	5.01
(e)	4.11/4.03 of Supplemental Indenture
§ 316(a)(1)(A)	4.09
(a)(1)(B)	4.02 of Supplemental Indenture
(a)(2)	Not applicable
(b)	4.07
(c)	6.02
§ 317(a)(1)	4.02
(a)(2)	4.02
(b)	3.05/5.01 and 5.02 of Supplemental Indenture
§ 318(a)	10.07

NOTE: This reconciliation and tie shall not, for any purpose, be deemed to be part of the Indenture.

i

Table of Contents

		Page

ARTICLE 1
Definitions

Section 1.01.	Definitions of Terms	1

ARTICLE 2
General Terms and Conditions of the Notes

Section 2.01.	Designation and Principal Amount	4
Section 2.02.	Maturity	4
Section 2.03.	Form and Payment; Minimum Transfer Restriction	4
Section 2.04.	Payment of Interest	5

ARTICLE 3
Redemption

Section 3.01.	Optional Redemption	6
Section 3.02.	Optional Make-whole Redemption	6
Section 3.03.	Optional Redemption Due to Changes in Tax Treatment	6
Section 3.04.	Mandatory Redemption; Sinking Funds	7

ARTICLE 4
Events of Default

Section 4.01.	Events of Default	7
Section 4.02.	Waiver of Past Defaults	8
Section 4.03.	Right of Court to Require Filing of Undertaking to Pay Costs	9

ARTICLE 5
Covenants of the Issuer

Section 5.01.	Paying Agent; Notices	9
Section 5.02.	Payments	10
Section 5.03.	Additional Amounts	10
Section 5.04.	Limitation on Liens	11
Section 5.05.	Limitation on Sale and Lease-Back	13

ARTICLE 6
Consolidation, Merger, Sale or Conveyance

Section 6.01.	Issuer May Consolidate, Etc., On Certain Terms	14
Section 6.02.	Successor Corporation to be Substituted for Issuer	14

ARTICLE 7
Defeasance

Section 7.01.	Defeasance	14

ARTICLE 8
Miscellaneous

Section 8.01.	Ratification of Base Indenture; First Supplemental Indenture Controls	15

ii

Section 8.02.	Governing Law	15
Section 8.03.	Severability	15
Section 8.04.	Counterparts	15
Section 8.05.	Notices and Confidential Information	15
Section 8.06.	Delivery of Documents	16
Section 8.07.	Information to the Paying Agent in Relation to Supplements, Amendments, Consents and Waivers	16
Section 8.08.	Recitals, etc.	16

iii

FIRST SUPPLEMENTAL INDENTURE, dated as of June 12, 2017, (the “First Supplemental Indenture”) among Nokia Corporation, a corporation incorporated under the laws of the Republic of Finland (herein called the “Issuer”), with its registered office at Nokia Group Karaportti 3, FI-02610 Espoo, Finland, and The Bank of New York Mellon, acting through its London Branch, as trustee (herein called the “Trustee”) under the Indenture dated as of June 12, 2017 between the Issuer and the Trustee (the “Base Indenture” and together with this First Supplemental Indenture, the “Indenture”), and The Bank of New York Mellon, acting through its London Branch, as paying agent.

WHEREAS, the Issuer and the Trustee executed and delivered the Base Indenture to provide for the future issuance of the Issuer’s senior debentures, notes or other evidences of indebtedness (the “Securities”) to be issued from time to time in one or more series as might be determined under the Base Indenture, in an unlimited aggregate principal amount, which may be authenticated and delivered as provided in the Base Indenture;

WHEREAS, Section 2.03 of the Base Indenture permits the terms of any series of Securities to be established in an indenture supplemental to the Base Indenture;

WHEREAS, pursuant to the terms of the Base Indenture, the Issuer may issue Securities now and additional Securities of the same or different series at later dates under the Base Indenture, as supplemented, and the Issuer desires to initially issue $500,000,000 aggregate principal amount of Senior Notes due 2022 (the “2022 Notes”) and $500,000,000 aggregate principal amount of Senior Notes due 2027 (the “2027 Notes” and, together with the 2022 Notes, the “Notes”), the form and substance of such Notes and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture, as supplemented by this First Supplemental Indenture;

WHEREAS, pursuant to Section 2.03 of the Base Indenture, the Issuer desires to appoint The Bank of New York Mellon, acting through its London Branch as paying agent (herein called the “Paying Agent”) and The Bank of New York Mellon as registrar with respect to the Notes;

WHEREAS, each series of the Notes shall be treated as a separate series of Securities in accordance with the terms of the Indenture and for all purposes under the Indenture; and

WHEREAS, the Issuer has duly authorized the execution and delivery of this First Supplemental Indenture and requested that the Trustee and the Paying Agent execute and deliver this First Supplemental Indenture, and all requirements necessary to make this First Supplemental Indenture a valid instrument in accordance with its terms have been done.

NOW THEREFORE, in consideration of the purchase and acceptance of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Indenture, the form and substance of the Notes and the terms, provisions and conditions thereof; the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.                          Definitions of Terms. For all purposes of the Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a)                                      a term defined in the Base Indenture and not otherwise defined herein has the same meaning when used in this First Supplemental Indenture;

(b)                                      unless otherwise specified, a reference to a Section or Article is to a Section or Article of this First Supplemental Indenture;

(c)                                       headings are for convenience of reference only and do not affect interpretation; and

(d)                                      the following terms have the meanings and shall have the meaning set forth below for purposes of this First Supplemental Indenture and the Base Indenture as it relates to each series of Notes created hereunder.

“2022 Notes” has the meaning set forth in the recitals of this First Supplemental Indenture.

“2027 Notes” has the meaning set forth in the recitals of this First Supplemental Indenture.

“Attributable Debt” in respect of a Sale and Lease-Back Transaction means, as of any particular time, the present value (discounted at a rate equal to the weighted average of the rate of interest on all Securities then issued and outstanding under the Indenture, compounded semi-annually) of the obligation of the Issuer or a Restricted Subsidiary for rental payments for the remaining term of any lease in respect of a Sale and Lease-Back Transaction, including in each case any period for which any such lease has been extended. Such rental payments shall not include amounts payable by or on behalf of the lessee for maintenance and repairs, insurance, taxes, assessments, water rates and similar charges.

“Authentication Agent” has the meaning set forth in Section 5.01(b).

“Base Indenture” has the meaning set forth in the first paragraph of this First Supplemental Indenture.

“Business Day” means any day, other than a Saturday or Sunday, which is not, in New York City, Helsinki, Finland or the place of payment of interest or principal with respect to the Notes, a legal holiday or a day on which banking institutions are generally authorized or obligated by law, regulation or executive order to close.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of the Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Corporate Trust Office” means, with respect to both the Trustee and the Paying Agent, their corporate trust office currently having its address at The Bank of New York Mellon, One Canada Square, London E14 5AL, United Kingdom, Attn: Corporate Trust Administration, or such other address as the Trustee or the Paying Agent, as applicable, may designate from time to time by notice to the Holders, the Issuer and the Trustee or the Paying Agent, as applicable, or the principal corporate trust office of any successor Trustee or Paying Agent.

“Debt” has the meaning specified in Section 5.04(a).

“DTC” has the meaning set forth in Section 2.03(b).

“Event of Default” has the meaning set forth in Section 4.01.

“Global Notes” means each of the Global Notes deposited with or on behalf of and registered in the name of the Depository or its nominee, substantially in the form of Exhibit A hereto and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued and authenticated in accordance with the Indenture.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Interest Payment Date” has the meaning set forth in Section 2.04(c).

“Interest Period” has the meaning set forth in Section 2.04(b)(ii).

“Interest Rate” has the meaning set forth in Section 2.04(b)(i).

“Issue Date” means June 12, 2017.

“Issuer” has the meaning set forth in the first paragraph of this First Supplemental Indenture.

“Maturity Date” means June 12, 2022 with respect to the 2022 Notes and June 12, 2027 with respect to the 2027 Notes.

“Notes” has the meaning set forth in the recitals of this First Supplemental Indenture.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Paying Agent” has the meaning set forth in Section 5.01(a).

“Principal Property” means any manufacturing plant or facility or any research facility owned by the Issuer or any Restricted Subsidiary which has a book value (without deduction of any depreciation reserve) which on the date as of which the determination is being made exceeds 2% of Total Consolidated Assets, except (i) any such plant or facility or research facility which is not of material importance to the total business conducted by the Issuer and its Subsidiaries considered as a whole or (ii) any portion of any such property which is not of material importance to the use or operation of such property.

“Quotation Agent” has the meaning set forth in Section 3.02.

“Reference Treasury Dealer” means (i) each of Barclays Capital Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC and their respective successors; provided, however, that if the foregoing shall cease to be a primary United States Government securities dealer in New York City (a “Primary Treasury Dealer”), the Issuer shall substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by the Issuer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 3:30 p.m., New York City Time, on the third Business Day preceding such redemption date.

“Regular Record Date” has the meaning set forth in Section 2.04(c).

“Restricted Subsidiary” means any Wholly Owned Subsidiary which owns a Principal Property; provided, however, that the term “Restricted Subsidiary” shall exclude any Wholly Owned Subsidiary which is principally engaged in leasing or in financing instalment receivables or which is principally engaged in financing the operations of the Issuer and its consolidated Subsidiaries.

“Sale and Lease-Back Transaction” has the meaning specified in Section 5.05.

“Securities” has the meaning set forth in the recitals of this First Supplemental Indenture.

“Subsidiary” means, with respect to any Person, any corporation or other legal entity in which that Person owns or controls directly or indirectly at least a majority of the outstanding stock having by the terms thereof ordinary voting power (not dependent upon the occurrence of a contingency) to elect a majority of the board of directors of such Person, corporation or other legal entity.

“Taxing Jurisdiction” has the meaning set forth in Section 3.03(a).

“Total Consolidated Assets” means the aggregate amount of consolidated total assets of the Issuer as shown on the audited consolidated balance sheet contained in the latest annual report to shareholders of the Issuer.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Wholly Owned Subsidiary” means any Subsidiary in which control, directly or indirectly, of all the stock with ordinary voting power to elect the board of directors of such Subsidiary is owned by (i) the Issuer, (ii) one or more Wholly Owned Subsidiaries or (iii) the Issuer and one or more Wholly-Owned Subsidiaries.

ARTICLE 2

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.01.                          Designation and Principal Amount.

(a)                                           The 2022 Notes issued hereunder shall be designated as “Series 001” and the 2027 Notes hereunder shall be designated as “Series 002”.

(b)                                           The Issuer may, from time to time, without the consent of the holders of the Notes of any series, issue additional notes of one or more of the series of the Notes issued under this Indenture, having the same ranking and same Interest Rate, Maturity Date, redemption terms and other terms (other than the Issue Date and, possibly, the first Interest Payment Date, the first interest accrual date and issue price) as the Notes; provided that if such additional notes are not fungible with the notes for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number and/or ISIN, as the case may be. Any such additional notes, together with the Notes of the applicable series, will constitute a single series of securities under this Indenture and shall be included in the definition of “Notes” in this Indenture where the context requires.

(c)                                            The aggregate principal amount of Notes of any series which may be authenticated and delivered under the Indenture is unlimited.

Section 2.02.                          Maturity. The principal of the Notes of each series shall be due and payable, together with any accrued and unpaid interest, on the Maturity Date with respect to such series.

Section 2.03.                          Form and Payment; Minimum Transfer Restriction.

(a)                                           The Notes shall be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will be issued in the form of one or more Global Notes and shall not be exchangeable for definitive securities except in the limited circumstances as provided in Section 2.08 of the Base Indenture. All transfers relating to the Notes will be reflected in the book-entry records of DTC.

(b)                                           The Notes shall be issued as Global Notes and registered in the name of Cede & Co., as nominee of The Depository Trust Company (the “DTC”), and deposited with a custodian of DTC; provided, however, (i) such Global Notes may not be transferred except as a whole by DTC to a nominee or successor of DTC, unless and until the Notes are exchanged for definitive securities in the limited circumstances as provided in Section 2.08 of the Base Indenture; (ii) beneficial interests in Global Notes will be shown on, and transfers thereof will be effected only through, the book-entry records of DTC and Participants or Indirect Participants; and (iii) so long as DTC, or its nominee, is the holder of the Global Notes, it will be considered the sole holder of the Global Notes for all purposes under the Indenture.

(c)                                            The Issuer hereby appoints DTC to act as the Depositary with respect to the Global Notes.

Section 2.04.                          Payment of Interest. (a) Interest on the Notes of each series will be payable on each Interest Payment Date and on the Maturity Date relevant to such series to the Person in whose name that Note is registered at the close of business on the Regular Record Date for such interest, next preceding the related Interest Payment Date, except that: (i) if the Issuer fails to pay the interest due on an Interest Payment Date, the defaulted interest will be paid to the Person in whose name the Note is registered at the close of business on a subsequent record date that the Issuer shall establish for the payment of defaulted interest as set forth in Section 2.07 of the Base Indenture; and (ii) interest payable on the Maturity Date will be payable to the Person to whom principal shall be payable.

Such payment may be made to Holders in accordance with the customary procedures of DTC for so long as held as Global Notes, or through a Paying Agent by wire-transfer of same-day funds to the Holder.

(b)                                              Interest Rates.

(i)                           Each Note shall bear interest from the Issue Date or from the most recent date to which interest on that Note has been paid or duly provided for, at an annual rate equal to 3.375% with respect to the 2022 Notes and 4.375% with respect to the 2027 Notes (each an “Interest Rate”), until the Maturity Date relevant to its series.

(ii)                        Interest payments in respect of the Notes will equal the amount of interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly made available for payment (or from and including the Issue Date; if no interest has been paid with respect to the applicable Note) to but excluding the related Interest Payment Date or the Maturity Date, as the case may be. Such period is herein called an “Interest Period”. The first payment of interest on any Note originally issued between a Regular Record Date and an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered owner on such next succeeding Regular Record Date.

(c)                                            Interest Payment Dates. Interest on the Notes will be payable semi-annually in arrears on June 12 and December 12 of each year, commencing on December 12, 2017 (each, an “Interest Payment Date”), to the Persons in whose names the Notes are registered on the 15th calendar day (whether or not a Business Day) prior to such Interest Payment Date.

The dates in this Section 2.04(c) with which reference is made to determine the Persons entitled to receive interest on the Notes of a series are collectively referred to as “Regular Record Dates”. If any Interest Payment Date would otherwise fall on a day which is not a Business Day, it shall be postponed to the next day which is a Business Day. If the Maturity Date of a Note falls on a day that is not a Business Day, the payment of principal, and interest, if any, will be made on the next succeeding Business Day and the Issuer will not pay any additional interest for the period from and after the Maturity Date.

(d)                                           Computation of Interest. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

ARTICLE 3

REDEMPTION

Section 3.01.                          Optional Redemption. Except as provided in this Article Three, the Notes may not be redeemed by the Issuer prior to the Maturity Date.

Section 3.02.                          Optional Make-whole Redemption. Each series of the Notes are subject to redemption, as a whole or in part, at any time and from time to time, at the election of the Issuer, upon not less than 10 nor more than 60 days’ notice, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes of such series to be redeemed, and (ii) as determined by the Reference Treasury Dealer appointed by the Issuer (the “Quotation Agent”), the sum of the present values of the remaining scheduled payments of principal and interest on the Notes of such series (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points with respect to the 2022 Notes and 35 basis points with respect to the 2027 Notes plus, in each of cases (i) and (ii) above, accrued interest thereon to the date of redemption. Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes called for redemption on the applicable redemption date.

Section 3.03.                          Optional Redemption Due to Changes in Tax Treatment. (a) If as the result of any change in or any amendment to the laws or any regulations or rulings thereunder of the government of any jurisdiction in which the Issuer is organized, resident or doing business for tax purposes or through which the Issuer (or the Paying Agent) makes payment on the Notes (the “Taxing Jurisdiction”) or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in the official application or interpretation of such laws, regulations or rulings, which change or amendment or change in the official application or interpretation is announced and becomes effective on or after the date hereof, it is determined by the Issuer that the Issuer (or the Paying Agent) would be required to make additional payments in respect of principal and interest on the next succeeding date for the payment thereof pursuant to Section 5.03 and the payment of such additional amounts cannot be avoided by the use of any reasonable measures available to the Issuer (or the Paying Agent), the Issuer may, at its option, upon not less than 10 and not more than 60 days’ notice, redeem the Notes in whole at any time at a redemption price equal to 100 per cent of the principal amount thereof plus accrued interest to the date fixed for redemption and any additional amounts. Prior to any redemption of the Notes pursuant to this Section 3.03(a), the Issuer shall provide the Trustee and the Paying Agent with an Opinion of Counsel that the conditions precedent to the right of the Issuer to redeem such Notes pursuant to this Section 3.03(a) have occurred. Such Opinion of Counsel shall be based on the laws in effect on the date of such opinion or to become effective on or before the next succeeding date for payment of principal or interest.

(b)                                           If (1) there has been an amalgamation, reconstruction, consolidation, merger or other transaction concerning the Issuer permitted by Section 6.01 hereof and (2) as the result of any change in or any amendment to the laws or any regulations or rulings thereunder of the jurisdiction in which a successor Issuer is organized, resident or doing business for tax purposes or through which the successor Issuer (or the Paying Agent) makes payment on the Notes or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in the official application or interpretation of such laws, regulations or rulings, which change or amendment or change in the official application or interpretation is announced and becomes effective on or after the date of the assumption by the successor Issuer of the Issuer’s obligations, it is determined by the successor Issuer that the successor Issuer would be required to make additional payments in respect of principal or interest, if any, on the next succeeding date for payment thereof pursuant to an agreement made by such successor Issuer in a supplemental indenture in accordance with Section 6.01 and the payment of such additional amounts cannot be avoided by the use of any reasonable measures available to the successor Issuer, the successor Issuer may, at its option, upon not less than 10 nor more than 60 days’ notice, redeem the Notes in whole at any time at a redemption price equal to 100 per cent of the principal amount thereof plus accrued interest to the date fixed for redemption and additional amounts. Prior to any redemption of the Notes pursuant to this Section 3.03(b), the successor Issuer shall provide the Trustee with an Opinion of Counsel that the conditions precedent to the right of the successor Issuer to redeem the Notes pursuant to this Section 3.03(b) have occurred. Such Opinion of Counsel shall be based on the laws in effect on the date of such opinion or to become effective on or before the next succeeding date for payment of principal or interest.

(c)                                            Any redemption notice pursuant to Section 3.03(a) or 3.03(b) shall be given not earlier than 60 days before the first date on which the Issuer or any successor Issuer, as the case may be, would be obligated to pay additional amounts pursuant to Section 5.03 hereof or any supplemental indenture.

Section 3.04.                          Mandatory Redemption; Sinking Funds. The Issuer has no obligation to redeem, repurchase or repay the Notes pursuant to any mandatory redemption, sinking fund or analogous provision or at the option of the Holder.

ARTICLE 4

EVENTS OF DEFAULT

Section 4.01.                          Events of Default. With respect to each series of the Notes, “Event of Default” means each one of the following events which shall have occurred and be continuing with respect to such series (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)                                           default in the payment of any instalment of interest upon any of the Notes of such series as and when the same shall become due and payable, and continuance of such default for a period of 30 days; or

(b)                                           default in the payment of all or any part of the principal on any of the Notes of such series as and when the same shall become due and payable either at maturity, upon redemption, by acceleration or otherwise; or

(c)                                            default in the performance or breach of any covenant of the Issuer in respect of the Notes (other than a covenant a default in whose performance or whose breach is elsewhere in this Section specifically dealt with), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Notes of all series affected thereby, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

(d)                                           (i) non-payment when due (taking into account grace periods and extensions) of all or any part of the principal of any indebtedness of the Issuer or any of its Restricted Subsidiaries or the declaration of any indebtedness of the Issuer or any of its Restricted Subsidiaries due and payable (or if such indebtedness otherwise becomes due and payable) prior to its specified maturity by reason of the occurrence of an event of default (howsoever described) and (ii) the aggregate of all indebtedness referred to in clause (i) exceeds €75,000,000 or its equivalent in other currencies; or

(e)                                            a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Issuer in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Issuer or for any substantial part of the property of the Issuer or (other than under or in connection with a scheme of amalgamation or reconstruction not involving bankruptcy or insolvency) ordering the winding up or liquidation of the Issuer’s affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(f)                                             the Issuer shall institute proceedings to be adjudicated a bankrupt or insolvent, or the Issuer shall consent to the institution of bankruptcy or insolvency proceedings against itself or (other than under or in connection with a scheme of amalgamation or reconstruction not involving bankruptcy or insolvency) the passing of a resolution that the Issuer be wound up or the filing of a petition or answer or consent seeking reorganization or relief under any applicable bankruptcy, insolvency or similar law of the United States of America or the Republic of Finland, or the consent by the Issuer to the filing of such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or similar official of the Issuer or for any substantial part of the Issuer’s property, or make any general assignment for the benefit of creditors.

If an Event of Default, other than an Event of Default occurring under clause (e) or (f), has occurred and is continuing with respect to a series of Notes (if such Event of Default has occurred for less than all series of Notes then Outstanding), then, and in each and every such case, unless the principal of the Notes of such series shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes of such series, by notice in writing to the Issuer (and to the Trustee if given by Holders), may declare the entire principal of the Notes of such series and the interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. If an Event of Default has occurred under clause (e) or (f), the principal of all Notes then issued under the Indenture and outstanding, together with any accrued interest, will be due and payable immediately. If any other Event of Default occurs and is continuing with respect to all series of Notes then Outstanding, then and in each and every such case, unless the principal of all the Notes shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of all the Notes then Outstanding (treated as one class), by notice in writing to the Issuer (and to the Trustee if given by Holders), may declare the entire principal of the Notes of each series and interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable.

The foregoing provisions, however, are subject to the condition that if, at any time after the principal of the Notes of an affected series (or of all the Notes, as the case may be) shall have been so declared due and payable, and before any judgment or decree for the payment of the moneys due shall have been obtained or entered as hereinafter provided, the Issuer shall pay or shall deposit with the Trustee a sum sufficient to pay all matured instalments of interest upon all the Notes of an affected series (or of all the Notes, as the case may be) and the principal of any and all Notes of an affected series (or of all the Notes, as the case may be) which shall have become due otherwise than by acceleration (with interest upon such principal and, to the extent that payment of such interest is enforceable under applicable law, on overdue instalments of interest, at the Interest Rate and such amount as shall be sufficient to cover reasonable compensation to the Trustee, its agents, attorneys and counsel, and all other expenses and liabilities incurred, and all advances made, by the Trustee except as a result of negligence or bad faith, and if any and all Events of Default under the Indenture, other than the non-payment of the principal of the Notes which shall have become due by acceleration, shall have been cured, waived or otherwise remedied as provided herein, then and in every such case the Holders of a majority in aggregate principal amount of the Notes of an affected series (or of all the Notes, as the case may be, voting as a single class), then Outstanding, by written notice to the Issuer and to the Trustee, may waive all defaults with respect to the Notes of an affected series (or with respect to all the Notes, as the case may be) and rescind and annul such declaration and its consequences, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or shall impair any right consequent thereon.

Section 4.02.                          Waiver of Past Defaults. Prior to the declaration of the acceleration of the maturity of the Notes as provided in Section 4.01, (i) in the case of an Event of Default that relates to less than all series of Notes then Outstanding, the Holders of a majority in aggregate principal amount of the Notes of each series then Outstanding affected thereby (each series voting as a separate class) may waive any such default or Event of Default and its consequences, or (ii) in the case of an Event of Default, including an Event of Default under Section 4.01(e) or (f), that relates to all series of Notes then Outstanding, the Holders of a majority in principal amount of all the Notes then Outstanding (voting as one class) may waive any such default or Event of Default and its consequences, provided, however, that a default in the payment of principal of or interest on any series of Notes or a default in respect of a covenant or provision hereof which cannot be modified or amended without the consent of the Holder of each Note affected may be waived, modified or amended only with the consent of each such Holder. In the case of any such waiver, the Issuer, the Trustee and the Holders of the Notes shall be restored to their former positions and rights hereunder, respectively, and such default shall cease to exist and be deemed to have been cured and not to have occurred, and any Event of Default arising therefrom shall be deemed to have been cured, and not to have occurred for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.

Section 4.03.                          Right of Court to Require Filing of Undertaking to Pay Costs. The provisions of Section 4.11 of the Base Indenture shall apply to the Notes except that such section shall not apply (i) to any suit instituted by the Trustee, (ii) to any suit instituted by any Holder of Notes or group of Holders of Notes of any series holding in the aggregate more than 10% in aggregate principal amount of the Notes of such series, or, in the case of any suit relating to an Event of Default affecting Notes of more than one but less than all series, 10% in aggregate principal amount of the Notes Outstanding affected thereby, or in the case of any suit relating to an Event of Default, including an Event of Default under Section 4.01(e) or (f) hereof, affecting all the Notes then Outstanding, 10% in aggregate principal amount of all Notes Outstanding, or (iii) to any suit instituted by any Holder for the enforcement of the payment of the principal of or interest on any Note on or after the due date expressed in such Note.

ARTICLE 5

COVENANTS OF THE ISSUER

Section 5.01.                          Paying Agent; Notices. (a) The Issuer agrees, for the benefit of the Holders from time to time of the Notes, that, until all of the Notes of the applicable series are no longer outstanding or until moneys for the payment of all of the principal of and interest on all outstanding Notes have been made available at an office or offices of a paying agent, whichever occurs earlier, there shall at all times be a paying agent hereunder. The Issuer hereby appoints the Paying Agent, at present having an office as set forth in the definition of “Corporate Trust Office” in Section 1.01, as its paying agent in respect of the Notes (the “Paying Agent”). The Paying Agent shall arrange for the payment, from funds furnished by the Issuer to the Paying Agent of the principal of and interest on the Notes on the dates such payments become due and payable, and shall perform any duties assigned to the Trustee in its role as a paying agent and registrar under the Base Indenture.

(b)                                           The Issuer agrees, for the benefit of the Holders from time to time of the Notes, that, until all of the Notes are no longer outstanding, there shall at all times be an authentication agent hereunder. The Trustee may appoint one or more authenticating agents (the “Authentication Agent”) to authenticate the Notes. The Trustee shall initially act as the Authentication Agent in respect of the Notes (the “Authentication Agent”). The Authentication Agent shall authenticate, transfer, exchange or cancel the Notes in the manner set forth herein, and shall perform any duties assigned to the Trustee in its role as an authentication agent under the Base Indenture.

(c)                                            Any notice or other communication required to be given hereunder shall be in writing and shall be delivered in person or sent by letter or telecopier to the Paying Agent at the Corporate Trust Office. Any notice hereunder given by letter, telecopy or telex shall be deemed to have been received when it would have been received in the ordinary course of post or transmission, as the case may be.

(d)                                           The rights, privileges, benefits, protections, immunities and indemnities afforded to the Trustee pursuant to the Base Indenture, including, but not limited to, Article 5, shall also be afforded to the Paying Agent.

Section 5.02.                          Payments. In order to provide for the payment of the principal of and interest on the Notes of each series as the same become due and payable on any payment date, the Issuer shall pay to such account or at such offices of the Paying Agent as such Paying Agent shall specify in writing to the Issuer not less than five Business Days prior to the payment date (or as otherwise agreed by them), in U.S. dollars, no later than 10:00 a.m. E.S.T. on each Interest Payment Date and on the Maturity Date of the Notes of such series or any date fixed for redemption of the Notes of such series (in each case determined in accordance with the terms and conditions applicable to the Notes of such series), in immediately available funds available on such Interest Payment Date or Maturity Date, as the case may be, in an aggregate amount which (together with any funds then held by the Paying Agent and available for the purpose) shall be sufficient, without reinvestment, to pay the full amount of the principal of and/or interest, as applicable, on the Notes of such series becoming due on such Interest Payment Date or Maturity Date, and the Paying Agent shall hold such amount in trust and apply it to the payment of any such principal or interest on such Interest Payment Date or Maturity Date.

Section 5.03.                          Additional Amounts. The Issuer (including, for the purposes of this Section 5.03, any successor to the Issuer) shall pay all amounts of principal and interest on the Notes without deducting or withholding for, or on account of, any and all present and future taxes, levies, duties, assessments, imposts or other governmental charges of whatever nature imposed, assessed, levied or collected by or for the account of the Taxing Jurisdiction or any political subdivision or taxing authority thereof or therein or if deduction or withholding of any such taxes, levies, duties, assessments, imposts or other governmental charges is at any time required by the Taxing Jurisdiction or any such subdivision or authority, the Issuer will pay such additional amounts in respect of principal and interest as may be necessary in order that the net amounts paid to the Holders of the Notes, the Trustee or the Paying Agent, as the case may be, pursuant to the Notes and the Indenture, after such deduction or withholding, shall equal the respective amounts of principal and interest that such Holders, the Trustee or the Paying Agent would have received had no such withholding or deduction been required; provided, however, that the foregoing shall not apply to (i) any present or future tax, levy, impost or other governmental charge which would not have been so imposed, assessed, levied or collected but for the fact that the Holder of the relevant Note (or a fiduciary, settlor, beneficiary, member or shareholder of such Holder, if such Holder is an estate, trust, partnership or corporation) is or has been a domiciliary, national or resident of, or engaging or having been engaged in a trade or business or maintaining or having maintained a permanent establishment or being or having been physically present in, the Taxing Jurisdiction or any political subdivision or taxing authority thereof or therein or otherwise having or having had some connection with the Taxing Jurisdiction or any political subdivision or taxing authority thereof or therein other than the holding or ownership of a Note, or the collection of principal of, and interest on, or the enforcement of, a Note, (ii) any present or future tax, levy, impost or other governmental charge which would not have been so imposed, assessed, levied or collected but for the fact that, where presentation is required, the relevant Note was presented more than thirty days after the date on which such payment became due or was provided for, whichever is later, (iii) any estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, levy, impost or other governmental charge, (iv) any present or future tax, levy, impost or other governmental charge which is payable otherwise than by deduction or withholding from payments on or in respect of the relevant Note, (v) any present or future tax, levy, impost or other governmental charge which would not have been so imposed, assessed, levied or collected but for the failure of the Holder or beneficial owner following a written request from the Issuer to comply with any applicable certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with the Taxing Jurisdiction or any political subdivision or taxing authority thereof or therein of the Holder or beneficial owner of the relevant Note, if compliance is required by statute, regulation or administrative practice of the Taxing Jurisdiction or any such political subdivision or taxing authority thereof or therein as a condition to relief or exemption from such tax, levy, impost or other governmental charge, (vi) any present or future tax, levy, impost or other governmental charge a Holder would have been able to avoid by presenting the relevant Note to another paying agent in a Member State of the European Union, (vii) any present or future tax, levy, impost or other governmental charge imposed on or with respect to a Note pursuant to Section 1471 to 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any successor law or regulation implementing or complying with, or introduced in order to conform to, such Sections or any intergovernmental agreement or any agreement entered into pursuant to Section 1471 (b)(1) of the Code (viii) any present or future tax, levy, impost or other governmental charge imposed, assessed, levied or collected in respect of a payment under or with respect to a Note to any Holder of the relevant Note that is a fiduciary, partnership or a person other than the sole beneficial owner of such payment or Note to the extent that the beneficiary or settlor with respect to the fiduciary, member of that partnership or beneficial owner would not have been entitled to the additional amounts or would not have been subject to such tax, levy, impost or charge, had that beneficiary, settlor, member or beneficial owner been the actual Holder of such Note; or (ix) any combination of items (i) through (viii) above.

Whenever this Indenture or the Notes mentions the payment of amounts based on the principal amount, interest or any other amount payable under, or with respect to, any of the Notes, such mention shall be deemed to include the payment of additional amounts to the extent that, in such context, additional amounts were, are or would be payable in respect thereof.

Section 5.04.                          Limitation on Liens. (a) Nothing contained in the Base Indenture or in this First Supplemental Indenture or in the Notes shall in any way restrict or prevent the Issuer or any Subsidiary of the Issuer from incurring, assuming or guaranteeing any indebtedness; provided that the Issuer will not itself, and will not permit any of its Restricted Subsidiaries to, incur, assume or guarantee indebtedness for money borrowed (hereinafter in this Article Five referred to as “Debt”), secured by a mortgage, pledge, security interest or lien (mortgages, pledges, security interests and liens being hereinafter in this Article Five referred to as a “mortgage” or “mortgages”) upon any Principal Property or upon any shares of stock of or indebtedness of any Restricted Subsidiary, without effectively providing that the Notes (together with, if the Issuer so determines, any other Debt of the Issuer or such Restricted Subsidiary then existing or thereafter created ranking equally with the Notes) shall be secured equally and ratably with (or prior to) such Debt, so long as such Debt shall be so secured, except that this Section 5.04(a) shall not apply to Debt secured by:

(i)                                              mortgages on property, shares of stock or indebtedness of any corporation or other legal entity existing at the time such corporation or other legal entity becomes a Restricted Subsidiary;

(ii)                                           mortgages on property or shares of stock existing at the time of acquisition thereof or to secure the payment of all or any part of the purchase price thereof or to secure any Debt incurred prior to, at the time of, or within twelve months after, in the case of shares of stock, the acquisition of such shares and, in the case of property, the later of the acquisition, the completion of construction (including any improvements on an existing property) or the commencement of commercial operation of such property, which Debt is incurred for the purpose of financing all or any part of the purchase price thereof;

(iii)                                        mortgages which secure Debt owing to the Issuer or to any of its Restricted Subsidiaries by any Restricted Subsidiary or the Issuer;

(iv)                                       mortgages existing at the date of issue of a series of Notes;

(v)                                          mortgages on any Principal Property to secure Debt incurred to finance all or part of the cost of the improvement, construction, alteration or repair of any building, equipment or facilities or of any other improvements on, all or any part of such Principal

Property, if such Debt is incurred prior to, during, or within twelve months after completion of, such improvement, construction, alteration or repair;

(vi)                                       mortgages on property owned or held by any corporation or other legal entity or on shares of stock or indebtedness of any corporation or other legal entity, in either case existing at the time such corporation or other legal entity is merged into or consolidated or amalgamated with either the Issuer or a Restricted Subsidiary or at the time of a sale or conveyance of the property of a corporation or other legal entity as an entirety or substantially as an entirety to the Issuer or a Restricted Subsidiary;

(vii)                                    mortgages arising by operation of law;

(viii)                                 rights of financial institutions to offset credit balances in connection with the operation of cash management programs established for the benefit of the Issuer and/or any Restricted Subsidiary;

(ix)                                       mortgages incurred or deposits made in the ordinary course of business, including, but not limited to, (a) any mechanics’, materialmen’s, carriers’, workmen’s, vendors’ or other like mortgages, (b) any mortgages securing amounts in connection with workers’ compensation, unemployment insurance and other types of social security, (c) any easements, rights-of-way, restrictions, licenses, title defects, rights of others for rights-of-way, utilities, sewers, electrical lines, telephone lines, telegraph wires, restrictions, encroachments and other similar charges and (d) liens arising out of conditional sale, title, retention, consignment or similar arrangements for the sale of goods;

(x)                                          mortgages incurred or deposits made securing the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of like nature incurred in the ordinary course of business;

(xi)                                       mortgages in favor of the Trustee;

(xii)                                    mortgages securing taxes or assessments or other applicable governmental charges or levies;

(xiii)                                 any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage permitted under the foregoing clauses (i) to (xii), or of any Debt secured thereby; provided that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement mortgage shall be limited to all or any part of the same property or shares of stock that secured the mortgage extended, renewed or replaced (plus improvements on such property), or property received or shares of stock issued in substitution or exchange therefor;

(xiv)                                mortgages in favor of the Issuer or any Subsidiary of the Issuer; and

(xv)                                   any mortgage in respect of any interest, currency, commodity or other hedging arrangement entered into with one or more financial institutions in the ordinary course of business that is designed to protect the Issuer or any of its Subsidiaries against fluctuation in interest rates, currency exchange rates or commodity prices relating to then existing financial obligations and not for purposes of speculation.

The following types of transactions shall not be deemed to create Debt secured by a mortgage within the meaning of those terms as defined above:

(xvi)                                 mortgages on property of the Issuer or any of its Restricted Subsidiaries in favor of the United States or any State thereof, or the Republic of Finland, or any other country, or any political subdivision of any of the foregoing, or any department, agency or instrumentality of any of the foregoing, to secure partial, progress, advance or other payments pursuant to the provisions of any contract or statute including, without limitation, mortgages to secure Debt of the pollution control or industrial revenue bond type, or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of construction of the property subject to such mortgages.

(b)                                 Notwithstanding the provisions of clause (a) of this Section 5.04, the Issuer or any of its Restricted Subsidiaries may incur, assume or guarantee Debt secured by a mortgage or mortgages which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all other such Debt of the Issuer and its Restricted Subsidiaries and their Attributable Debt in respect of Sale and Lease-Back Transactions existing at such time (other than Attributable Debt in respect of Sale and Lease-Back Transactions permitted because the Issuer or any Restricted Subsidiary would be entitled to incur, assume or guarantee such Debt secured by a mortgage on the Principal Property to be leased without equally and ratably securing the Notes pursuant to clause (a) of this Section 5.04 and other than Sale and Lease-Back Transactions the proceeds of which have been applied in accordance with clause (ii) of Section 5.05(a)) does not at the time exceed 10% of Total Consolidated Assets.

Section 5.05.                          Limitation on Sale and Lease-Back.

(a)                                 The Issuer will not itself, and it will not permit any of its Restricted Subsidiaries to, enter into any arrangement with any Person providing for the leasing by the Issuer or such Restricted Subsidiary of any Principal Property (except a lease for a temporary period not to exceed three years and except for leases between the Issuer and a Restricted Subsidiary or between Restricted Subsidiaries) which has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to such Person (herein referred to as a “Sale and Lease-Back Transaction”) unless, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to all such Sale and Lease- Back Transactions plus all Debt of the Issuer or any of its Restricted Subsidiaries incurred, assumed or guaranteed and secured by a mortgage or mortgages (with the exception of Debt secured by a mortgage or mortgages on property that the Issuer or a Restricted Subsidiary would be entitled to incur, assume or guarantee without equally and ratably securing the Notes pursuant to clause (a) of Section 5.04) does not exceed 10% of Total Consolidated Assets. This Section 5.05 shall not apply to any Sale and Lease-Back Transaction if:

(i)                                              the Issuer or such Restricted Subsidiary would be entitled to incur, assume or guarantee Debt secured by a mortgage or mortgages on the Principal Property to be leased without equally and ratably securing the Notes pursuant to clause (a) of Section 5.04 or

(ii)                                           the Issuer within the twelve months preceding the sale or transfer or the twelve months following the sale or transfer, regardless of whether such sale or transfer may have been made by the Issuer or by any of its Restricted Subsidiaries, applies, in the case of the sale or transfer for cash, an amount equal to the net proceeds thereof and, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair value of the Principal Property so leased at the time of entering into such arrangement (as determined by the Board of Directors of the Issuer), (1) to the retirement (other than any retirement of Debt owed to the Issuer or any of its Restricted Subsidiaries or any retirement of Debt subordinated to the Notes) of indebtedness for money borrowed, incurred or assumed by the Issuer or any Restricted Subsidiary which by its terms matures at, or is extendible or renewable at the option of the obligor to, a date more than twelve months after the date of incurring, assuming or guaranteeing such Debt or (2) to investment in any Principal Property or Principal Properties.

ARTICLE 6

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 6.01.                          Issuer May Consolidate, Etc., On Certain Terms. Nothing contained in the Base Indenture, this First Supplemental Indenture or in any of the Notes shall prevent any amalgamation, reconstruction, consolidation or merger of the Issuer with or into any other corporation or other legal entity (whether or not affiliated with the Issuer), or successive amalgamations, reconstructions, consolidations or mergers in which the Issuer or its successor or successors shall be a party or parties, or shall prevent any sale or conveyance of the property of the Issuer as an entirety or substantially as an entirety, to any other corporation or other legal entity (whether or not affiliated with the Issuer) authorized to acquire and operate the same; provided, however, that the corporation or other legal entity formed by such amalgamation, restructuring or consolidation, or into which the Issuer shall merge, or which shall acquire such property is organized and validly existing under the laws of the United States, the Republic of Finland or another jurisdiction that is a member country of the Organization for Economic Cooperation and Development (or any successor thereto) and provided further and the Issuer hereby covenants and agrees that, upon any such amalgamation, reconstruction, consolidation, merger, sale or conveyance, the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Issuer (including, if applicable, submission to jurisdiction), shall be expressly assumed by supplemental indenture satisfactory in form to the Trustee and the Paying Agent, executed and delivered to the Trustee and the Paying Agent, by the corporation or other legal entity formed by such amalgamation, reconstruction or consolidation, or into which the Issuer shall have been merged, or by the corporation or other legal entity which shall have acquired such property.

Each holder of the notes agrees, with respect to the notes it holds, not to exercise, and hereby waives in advance, its right in accordance with the Finnish Companies Act (Fin: Osakeyhtiölaki 624/2006, as amended) to object to any merger or demerger if (and only if) such merger or demerger (as applicable) is not prohibited under this supplemental indenture or the indenture.

Section 6.02.                          Successor Corporation to be Substituted for Issuer. In case of any such amalgamation, reconstruction, consolidation, merger, sale or conveyance (other than by way of a temporary lease in the ordinary course of business) and following such an assumption by the successor corporation, such successor corporation shall succeed to and be substituted for the Issuer, with the same effect as if it had been named herein and the Issuer shall be relieved of all obligations and covenants under the Indenture and the Notes. Such successor corporation thereupon may cause to be signed, and may issue either in its own name or in the name of the Issuer, all of the Notes issuable under the Indenture which theretofore shall not have been signed by the Issuer and delivered to the Trustee. All the Notes so issued shall in all respects have the same legal rank and benefit under the Indenture as the Securities theretofore and thereafter issued in accordance with the terms of the Indenture as though all of such Notes had been issued at the date of the execution hereof.

In case of any such amalgamation, reconstruction, consolidation, merger, sale or conveyance such changes in phraseology and form (but not in substance) may be made in the Notes thereafter to be issued as may be appropriate.

ARTICLE 7

DEFEASANCE

Section 7.01.                          Defeasance. The provisions of Article 9 of the Base Indenture apply to the Notes, provided that the Issuer’s option under Section 9.03(b) of the Base Indenture shall apply to Section 5.04, Section 5.05 and Section 6.01 hereof.

ARTICLE 8

MISCELLANEOUS

Section 8.01.                          Ratification of Base Indenture; First Supplemental Indenture Controls. The Base Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided. The provisions of this First Supplemental Indenture shall supersede the provisions of the Base Indenture to the extent the Base Indenture is inconsistent herewith.

Section 8.02.                          Governing Law. This First Supplemental Indenture and each Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles. To the maximum extent permitted by applicable law, the Issuer and the Trustee irrevocably waive any and all rights to trial by jury in any legal proceeding arising out of or relating to the Indenture.

Section 8.03.                          Severability. If any provision in the Base Indenture, this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 8.04.                          Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Any signed copy shall be sufficient proof of this First Supplemental Indenture. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto an may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall be deemed to be their original signatures for all purposes.

Section 8.05.                          Notices and Confidential Information. The Paying Agent shall have the right to accept and act upon instructions, including funds transfer instructions (“Funds Transfer Instructions”) given pursuant to this First Supplemental Indenture and delivered using communications methods including, but not limited to, S.W.I.F.T., email, facsimile transmission, secure electronic transmission containing application authorization codes, passwords and/or authentication keys issued by the Paying Agent, or another method or system specified by the Paying Agent as available for use in connection with its services hereunder (“Electronic Means”); provided, however, that the Issuer shall provide to the Paying Agent evidence of the Authorized Persons. If the Issuer elects to give the Paying Agent Funds Transfer Instructions using Electronic Means and the Paying Agent in its discretion elects to act upon such Funds Transfer Instructions (which such discretion shall not be unreasonably withheld), the Paying Agent’s understanding of such Funds Transfer Instructions shall be deemed controlling. The Issuer understands and agrees that the Paying Agent shall conclusively presume that directions that purport to have been sent by an Authorized Person have been sent by such Authorized Person. The Issuer shall be responsible for ensuring that only Authorized Persons transmit such Funds Transfer Instructions to the Paying Agent and that the Issuer and all Authorized Persons are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Issuer. The Paying Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Paying Agent’s reliance upon and compliance with such Funds Transfer Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Issuer agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Funds Transfer Instructions to the Paying Agent, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Funds Transfer Instructions to the Paying Agent and that there may be more secure methods of transmitting Funds Transfer Instructions than the method(s) selected by the Issuer;

(iii) that the security procedures (if any) to be followed in connection with its transmission of Funds Transfer Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Paying Agent immediately upon learning of any compromise or unauthorized use of the security procedures.

Section 8.06.                          Delivery of Documents.

(a)                                               The Paying Agent shall be entitled to rely on and shall be an addressee on any Board Resolution, Company Request, Company Order, Officer’s Certificate, Opinion of Counsel or other document delivered to the Trustee pursuant to the Indenture.

(b)                                               The Paying Agent shall receive and shall be entitled to rely on all notifications required to be delivered to the Trustee pursuant to the Indenture.

Section 8.07.                          Information to the Paying Agent in Relation to Supplements, Amendments, Consents and Waivers. The Paying Agent shall be bound by (a) any supplement or amendment to the Indenture or this First Supplemental Indenture, a form of which it has received prior to the execution and delivery of such supplement or amendment and (b) any consent or waiver of any provision of the Indenture or this First Supplemental Indenture granted or furnished by the Holders in the manner provided in the Indenture; provided, however, that notwithstanding anything to the contrary, no such supplement, amendment, consent or waiver which (a) increases the duties or liabilities of or adversely affects the rights or economic consequences of the Paying Agent or (b) affects the amount, priority or timing of payment of fees or other amounts payable to the Paying Agent, shall be binding or enforceable against the Paying Agent without the Paying Agent’s prior written consent.”

Section 8.08.                          Recitals, etc. Neither the Trustee nor the Paying Agent makes any representations as to the validity or sufficiency of this First Supplemental Indenture or of the Notes. The recitals and statements herein and in the Notes (except in the Trustee’s certificate of authentication) are deemed to be those of the Issuer and not those of the Trustee or the Paying Agent, and neither the Trustee nor the Paying Agent assumes any responsibility for their correctness.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed all as of the date first written above.

NOKIA CORPORATION

By:	/s/ Kristian Pullola
Name: Kristian Pullola
Title: CFO

THE BANK OF NEW YORK MELLON, acting through its London Branch, as Trustee

By:	/s/ Melissa Laidley
	Name:	Melissa Laidley
	Title:	Vice President

THE BANK OF NEW YORK MELLON, acting through its London Branch, as Paying Agent

By:	/s/ Melissa Laidley
	Name:	Melissa Laidley
	Title:	Vice President

EXHIBIT A

[FACE OF GLOBAL NOTE]

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

NOKIA CORPORATION

[•]% Notes due [20•]

No. [001]	$[•]

CUSIP No. [•] ISIN No. [•]

NOKIA CORPORATION, a company organized under the laws of the Republic of Finland (herein called the “Issuer”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of [•] Dollars on [date] and to pay interest thereon from [date] or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, semiannually in arrears on [date] and [date] in each year, commencing [date] (each, an “Interest Payment Date”), at the rate of [•]% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security is registered at the close of business on the Regular Record Date for such interest which shall be the 15th calendar day preceding such Interest Payment Date (whether or not such day is a Business Day), as the case may be. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to such Holder and on such Interest Payment Date may either be paid to the Person in whose name this Security is registered at the close of business on a subsequent record date for the payment of such defaulted interest to be fixed by the Paying Agent (which shall not be less than five Business Days prior to the date of payment of such defaulted interest), notice whereof shall be given to Holders of Securities of this series not less than 15 days prior to such subsequent record date.

Payment of the principal of, and interest, if any, on this Security will be made at the office or agency of the Issuer maintained for that purpose in New York City, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Authentication Agent by manual signature of an authorized signatory, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed manually or in facsimile.

Dated: [date]

NOKIA CORPORATION

By:
Name:
Title:

By:
Name:
Title:

This is one of the Securities of the series designated herein and referred to in the within-mentioned Indenture.

Dated: [date]

THE BANK OF NEW YORK MELLON, acting through its London Branch,
As Authentication Agent

By:

[FORM OF REVERSE OF GLOBAL NOTE]

This Security is one of a duly authorized issue of securities of the Issuer (herein called the “Securities”), issued and to be issued in one or more series under a Base Indenture, dated as of [date] (herein called the “Base Indenture” which term shall have the meaning assigned to it in such instrument), among the Issuer and The Bank of New York Mellon, acting through its London Branch, as Trustee (herein called the “Trustee”, which term includes any other successor trustee under the Base Indenture) and reference is hereby made to the Base Indenture and to the Supplemental Indenture, dated as of [date] (herein called the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) among the Issuer, the Trustee and The Bank of New York Mellon, acting through its London Branch, as Paying Agent (the “Paying Agent”) executed pursuant to Section 2.03 of the Base Indenture with respect to this security for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Trustee, the Paying Agent and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, initially limited in aggregate principal amount to U.S.$[•].

The Securities of this series are subject to redemption, as a whole or in part, at any time and from time to time, at the election of the Issuer, upon not less than 10 nor more than 60 days’ notice, at a redemption price equal to the greater of (i) 100% of the principal amount of the Securities to be redeemed, and (ii) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus [•] basis points plus, in each of cases (i) and (ii) above, accrued interest thereon to the date of redemption.

If as the result of any change in or any amendment to the laws or any regulations or rulings thereunder of the government of any jurisdiction in which the Issuer is organized, resident or doing business for tax purposes or through which the Issuer (or the Paying Agent) makes payment on the Securities (the “Taxing Jurisdiction”) or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in the official application or interpretation of such laws, regulations or rulings, which change or amendment becomes effective (or in the case of a change in the official application or interpretation is announced) on or after the date hereof, it is determined by the Issuer that the Issuer (or the Paying Agent) would be required to make additional payments in respect of principal and interest on the next succeeding date for the payment thereof pursuant to Section 5.03 of the Supplemental Indenture and the payment of such additional amounts cannot be avoided by the use of any reasonable measures available to the Issuer (or the Paying Agent), the Issuer may, at its option, upon not less than 10 and not more than 60 days’ notice, redeem the Securities in whole at any time at a redemption price equal to 100 per cent of the principal amount thereof plus accrued interest to the date fixed for redemption and any additional amounts. Prior to any redemption of the Securities pursuant to Section 3.03(a) of the Supplemental Indenture, the Issuer shall provide the Trustee and the Paying Agent with an Opinion of Counsel that the conditions precedent to the right of the Issuer to redeem such Securities pursuant to Section 3.03(a) of the Supplemental Indenture have occurred. Such Opinion of Counsel shall be based on the laws in effect on the date of such opinion or to become effective on or before the next succeeding date for payment of principal or interest.

If (1) there has been an amalgamation, reconstruction, consolidation, merger or other transaction concerning the Issuer permitted by Section 6.01 of the Supplemental Indenture and (2) as the result of any change in or any amendment to the laws or any regulations or rulings thereunder of the jurisdiction in which a successor Issuer is organized, resident or doing business for tax purposes or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in the official application or interpretation of such laws, regulations or rulings, which change or amendment becomes effective (or in the case of a change in the official application or interpretation is announced) on or after the date of the assumption by the successor Issuer of the Issuer’s obligations, it is determined by the successor Issuer that the successor Issuer would be required to make additional payments in respect of principal or interest, if any, on the next succeeding date for payment thereof pursuant to an agreement made by such successor Issuer in a supplemental indenture in accordance with Section 6.01 of the Supplemental Indenture and the payment of such additional amounts cannot be avoided by the use of any reasonable measures available to the successor Issuer, the successor Issuer may, at its option, upon not less than 10 nor more than 60 days’ notice, redeem the Securities in whole at any time at a redemption price equal to 100 per cent of the principal amount thereof plus accrued interest to the date fixed for redemption and additional amounts. Prior to any redemption of the Securities pursuant to Section 3.03(b) of the Supplemental Indenture, the successor Issuer shall provide the Trustee with an Opinion of Counsel that the conditions precedent to the right of the successor Issuer to redeem the Securities pursuant to Section 3.03(b) of the Supplemental Indenture have occurred. Such Opinion of Counsel shall be based on the laws in effect on the date of such opinion or to become effective on or before the next succeeding date for payment of principal or interest.

Notice of redemption will be given by mail by the Issuer to Holders of Securities, not less than 10 nor more than 60 days prior to the date fixed for redemption, all as provided in the Indenture. Any redemption notice pursuant to Section 3.03(a) or 3.03(b) of the Supplemental Indenture shall be given not earlier than 60 days before the first date on which the Issuer or any successor Issuer, as the case may be, would be obligated to pay additional amounts pursuant to Section 5.03 of the Supplemental Indenture or any supplemental indenture.

In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Indenture contains provisions for defeasance at any time of the entire indebtedness on this Security upon compliance by the Issuer with certain conditions set forth thereon, which provisions apply to this Security.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

If any deduction or withholding for any present or future taxes, levies, duties, assessments, imposts or other governmental charges of whatever nature imposed, assessed, levied or collected by or for the account of the Taxing Jurisdiction or any political subdivision or taxing authority thereof or therein shall at any time be required by the Taxing Jurisdiction or any such political subdivision or taxing authority in respect of any amounts to be paid by the Issuer under the Securities, the Issuer will pay to the Holder of this Security, such additional amounts in respect of principal and interest as may be necessary in order that the net amounts paid to such Holder of such Security, the Trustee or the Paying Agent, as the case may be, pursuant to the Securities and the Indenture, after such deduction or withholding shall equal the respective amounts of principal and interest that such Holders, the Trustee or the Paying Agent would have received had no such withholding or deduction been required; provided, however, that the Issuer shall not be required to make any payment of additional amounts for or on account of:

(1)        any present or future tax, levy, impost or other governmental charge which would not have been so imposed, assessed, levied or collected but for the fact that the Holder of the relevant Security (or a fiduciary, settlor, beneficiary, member or shareholder of such Holder, if such Holder is an estate, trust, partnership or corporation) is or has been a domiciliary, national or resident of, or engaging or having been engaged in a trade or business or maintaining or having maintained a permanent establishment or being or having been physically present in, such jurisdiction or such political subdivision or taxing authority thereof or therein or otherwise having or having had some connection with such jurisdiction or such political subdivision or taxing authority thereof or therein other than the holding or ownership of a Security, or the collection of principal of, and interest on, or the enforcement of, a Security;

(2)           any present or future tax, levy, impost or other governmental charge which would not have been so imposed, assessed, levied or collected but for the fact that, where presentation is required, the relevant Security was presented more than thirty days after the date on which such payment became due or was provided for, whichever is later;

(3)           any estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, levy, impost or other governmental charge;

(4)           any present or future tax, levy, impost or other governmental charge which is payable otherwise than by deduction or withholding from payments on or in respect of the relevant Security;

(5)           any present or future tax, levy, impost or other governmental charge which would not have been so imposed, assessed, levied or collected but for the failure of the Holder or beneficial owner following a written request from the Issuer to comply with any applicable certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with such jurisdiction or any political subdivision or taxing authority thereof or therein of the Holder or beneficial owner of the relevant Security, if compliance is required by statute, regulation or administrative practice of such jurisdiction or such political subdivision or taxing authority thereof or therein as a condition to relief or exemption from such tax, levy, impost or other governmental charge;

(6)           any present or future tax, levy, impost or other governmental charge which a Holder would have been able to avoid by presenting the relevant Security to another paying agent in a Member State of the European Union;

(7)           any present or future tax, levy, impost or other governmental charge imposed on or with respect to a Security pursuant to Section 1471 to 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any successor law or regulation implementing or complying with, or introduced in order to conform to, such Sections or any intergovernmental agreement or any agreement entered into pursuant to Section 1471(b)(1) of the Code

(8)           any present or future tax, levy, impost or other governmental charge imposed, assessed, levied or collected in respect of a payment under or with respect to a Security to any Holder of the relevant Security that is a fiduciary, partnership or a person other than the sole beneficial owner of such payment or Security to the extent that the beneficiary or settlor with respect to the fiduciary, member of that partnership or beneficial owner would not have been entitled to the additional amounts or would not have been subject to such tax, levy, impost or charge, had that beneficiary, settlor, member or beneficial owner been the actual Holder of such Security; or

(9)           any combination of items (1) through (8) above.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Issuer and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principle amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series to waive compliance by the Issuer with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As set forth in, and subject to, the provisions of the Indenture, no Holder of any Security of any series shall have any right by virtue or by availing of any provision of the Indenture to institute any action or proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to this Indenture, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official or for any other remedy hereunder, unless such Holder previously shall have given to the Trustee written notice of default and of the continuance thereof, as hereinbefore provided, and unless also the Holders of not less than 25% in aggregate principal amount of the Securities of such series then Outstanding shall have made written request upon the Trustee to institute such action or proceedings in its own name as trustee hereunder and shall have offered to the Trustee such indemnity reasonably satisfactory to the Trustee as it may require against the costs, expenses and liabilities to be incurred therein or thereby and the Trustee for 60 days after its receipt of such notice, request and offer of indemnity shall have failed to institute any such action or proceeding and no direction inconsistent with such written request shall have been given to the Trustee pursuant to Section 4.09 of the Indenture; it being understood and intended, and being expressly covenanted by the taker and Holder of every Security with every other taker and Holder and the Trustee, that no one or more Holders of Securities shall have any right in any manner whatever by virtue or by availing of any provision of the Indenture to affect, disturb or prejudice the rights of any other such Holder of Securities, or to obtain or seek to obtain priority over or preference to any other such Holder or to enforce any right under the Indenture, except in the manner provided in the Indenture and for the equal, ratable and common benefit of all Holders of Securities of the applicable series.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, and interest, if any, on this Security at the time, place and rate, and in the coin or currency, herein prescribed or to convert this Security as provided in the Indenture.

The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

No service charge shall be made for any such registration of transfer or exchange, but the Issuer, the Trustee or the Paying Agent may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentation of this Security for registration of transfer, the Issuer, the Trustee, the Paying Agent and any agent of the Issuer or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and none of the Issuer, the Trustee, the Paying Agent or any such agent shall be affected by notice to the contrary.

This Security shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles.

Unless otherwise defined herein, all terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture. To the extent any provision of this Security conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

SCHEDULE OF PRINCIPAL AMOUNT

The initial principal amount of this Security shall be $[•]. The following decreases/increases in the principal amount of this Security have been made:

Total Principal
			Amount Following	Notation Made by
Date of	Decrease in	Increase in	such	or on Behalf of
Decrease/Increase	Principal Amount	Principal Amount	Decrease/Increase	Trustee

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

[PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE]

[PLEASE PRINT OR TYPE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE]

the within [Note] and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer such [Note] on the books of the Issuer, with full power of substitution in the premises.

Signature:

Dated:
NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within [Note] in every particular without alteration or enlargement or any change whatsoever.